Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 8-K/A of MutualFirst Financial, Inc. (the "Company") of our reports dated March 15, 2018, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, and on our audit of the internal control over financial reporting of the Company as of December 31, 2017, which reports are included in the Company's Annual Report on Form 10-K.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana
May 15, 2018